Exhibit 99.1

Fluor Corporation	Keith Stephens/Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

FLUOR ADDS ALAN BENNETT TO BOARD OF DIRECTORS

IRVING, Texas, Nov 4, 2011 — Fluor Corporation (NYSE:FLR) announced today the election of Alan M. Bennett to its board of directors. Bennett is the recently retired president & chief executive officer of H&R Block, Inc.  Fluor’s Board of Directors now stands at 12 members, 10 of whom are independent directors.

Bennett spent parts of the last five years at H&R Block as interim chief executive officer and later as president & chief executive officer of one of the largest tax preparation services providers in the world.  Prior to H&R Block, Bennett served in several senior management positions at diversified health care benefits provider, Aetna Inc. Over a 12-year period at Aetna, he most notably served as the company’s head of internal audit, corporate controller and chief financial officer.  He also worked for 10 years at the Pirelli Armstrong Tire Corporation.  Bennett began his career at Ernst & Whinney, the predecessor of Ernst & Young.

“We welcome Alan Bennett to Fluor’s board and all of us look forward to serving with him in the years to come,” said David Seaton, Fluor Corporation’s chief executive officer.  “Alan’s background as both a chief executive and senior executive in financial and tax functions across a variety of business sectors will certainly be a benefit to our board discussions and help chart our path in the future.”

Bennett currently serves on the board of directors of Halliburton and The TJX Companies.   He previously served as a director for H&R Block and Bausch & Lomb.  He became a Certified Public Accountant in 1974 and has also been a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants since 1974.  Active in many civic pursuits, Bennett has supported the Lions Club and served on the board of directors of Students in Free Enterprise (a Sam Walton Organization) and on the committee on corporate reporting at the Financial Executives Institute.

Bennett received a Bachelor of Science degree in accounting from Susquehanna University, where he currently serves on the Board of Trustees.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $20.8 billion in 2010.  For more information visit www.fluor.com.

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